Exhibit 5.0

February 5, 2021

Blue Ridge Bankshares, Inc.

1807 Seminole Trail

Charlottesville, Virginia 22835

We have acted as special counsel to Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), with respect to the Company’s Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers 99,181 shares of the Company’s common stock, no par value (the “Shares”), issuable upon exercise or settlement of stock options previously granted under the Bay Banks of Virginia, Inc. 2003 Incentive Stock Option Plan, the Bay Banks of Virginia, Inc. 2008 Non-Employee Directors Stock Option Plan and the Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan (together, the “Bay Banks Plans”) and assumed by the Company in connection with the Company’s acquisition on January 31, 2021 of Bay Banks of Virginia, Inc., a Virginia corporation, pursuant to the Agreement and Plan of Reorganization, dated as of August 12, 2020, as amended on November 6, 2020, between the Company and Bay Banks of Virginia, Inc., and a related Plan of Merger.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such review and examination, it is our opinion that the Shares, when issued in accordance with the terms and conditions of the Bay Banks Plans and pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the application of the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ Williams Mullen

Williams Mullen Center | 200 South 10th Street, Suite 1600 Richmond, VA 23219 | P.O. Box 1320 Richmond, VA 23218

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